Exhibit 10.26

TERM NOTE

$1,250,000.00	McLean, Virginia
September , 2002

FOR VALUE RECEIVED, ON-SITE SOURCING, INC., a Delaware corporation (the “Borrower”), having an address at 832 North Henry Street, Alexandria, Virginia 22314, promises to pay to the order of Wachovia Bank, National Association, a national banking association, formerly known as First Union National Bank (the “Lender”), the principal sum of One Million, Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00), together with interest thereon at the rate or rates hereinafter provided, in accordance with the following terms:

1.             Interest.  Commencing as of the date hereof and continuing until repayment in full of all sums due hereunder, the unpaid principal sum owing hereunder shall bear interest at a fluctuating annual rate equal to the LIBOR Market Index Rate (hereinafter defined) in effect from time to time, plus two and one half percentage points (2.50%).    The LIBOR Market Index Rate, for any day, is the rate for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if  not  so  reported,  then  as determined by Lender from another recognized source or interbank quotation).  Absent manifest error, the Lender’s determination of the LIBOR Market Index Rate for any day shall be conclusive.

The rate of interest that shall accrue under this Note shall change immediately upon any change in the LIBOR Market Index Rate.

If the LIBOR Market Index Rate is discontinued or unavailable, interest on the outstanding principal balance shall accrue at an annual rate equal to the Prime Rate (hereinafter defined) plus one-half of one percentage point (0.5%).

The Prime Rate is a fluctuating rate announced by the Lender from time to time, in the Lender’s sole discretion, as the Lender’s Prime Rate.  Changes in the Prime Rate will be effective, without prior notice, as of the date any change is announced.  The Prime Rate is a reference rate only; it is not necessarily the most favorable rate of interest that the Lender charges to any borrower or class of borrowers.

All interest payable under the terms of this Note shall be calculated by applying a daily interest rate, determined by multiplying the outstanding principal balance by the applicable annual interest rate and dividing the resulting product by 360, to the actual number of days principal is outstanding.

2.             Payments and Maturity.  The unpaid principal balance, together with interest thereon at the rate or rates provided above, shall be payable as follows:

(a)           Principal shall be paid in thirty six (36) consecutive monthly installments of Thirty Four Thousand Seven Hundred Twenty Two and 22/100 Dollars ($34,722.22)

each, commencing on November 1, 2002 , and being due on the first day of each month thereafter.

(b)           Interest shall be due and payable monthly, commencing on November 1, 2002, and being due on the first day of each month thereafter.

(c)           Unless sooner paid, the unpaid principal balance, together with all interest accrued and unpaid thereon, and all other amounts owing under this Note shall be due and payable in full on October 1, 2005 (the “Maturity Date”).

3.                                       Automatic Debit of Checking Account for Payments in Respect of

Reimbursement Obligations.  Borrower authorizes Lender to debit its demand deposit account number 2000003778052 and any other account with Lender designated in writing by Borrower, beginning November 1, 2002 for any payments due hereunder or under any other Loan Documents.  Borrower further certifies that Borrower holds legitimate ownership of this account and preauthorizes this periodic debit as part of its right under said ownership.

4.             Default Interest.  Upon the occurrence of an Event of Default (as hereinafter defined), the unpaid principal balance shall bear interest thereafter, until the Event of Default is cured, at a rate of two percent (2.0%) per annum in excess of the rate or rates of interest that would otherwise be in effect under this Note.

5.             Late Charges.  If the Borrower fails to make any payment under the terms of this Note within ten (10) days after the date such payment is due, the Borrower shall pay to the Lender on demand a late charge equal to five percent (5.0%) of such payment.

6.             Application and Place of Payments.  Except as otherwise provided in the Loan Agreement (hereinafter defined), all payments, made on account of this Note shall be applied first to the payment of accrued and unpaid interest then due hereunder, second to the unpaid principal balance and the remainder, if any, shall be applied to any other amounts which remain owing hereunder.  All payments on account of this Note shall be paid in lawful money of the United States of America in immediately available funds during regular business hours of the Lender at its office at 1970 Chain Bridge Road, McLean, Virginia 22102, or at such other times and places as the Lender may at any time and from time to time designate in writing to the Borrower.

7.             Loan Agreement.  This Note is the “$1,250,000.00 Term Note” described in an Amended and Restated Revolving Line of Credit Loan Agreement, Term Loans Agreement and Security Agreement, dated as of May 30, 2001, by and between the Borrower and the Lender, as modified by that certain First Modification of Amended and Restated Revolving Line of Credit Loan Agreement, Term Loans Agreement and Security Agreement, dated as of July 2, 2001, and as further modified by that certain Second Modification of Amended and Restated Revolving Line of Credit Loan Agreement, Term Loans Agreement and Security Agreement dated as of May 23, 2002, and as further modified by that certain Third Modification of Amended and

Restated Revolving Line of Credit Loan Agreement, Term Loans Agreement and Security Agreement of even date herewith (as so amended, the “Loan Agreement”).  The indebtedness evidenced by this Note is included within the meaning of the term “Debt” as defined in the Loan Agreement.  The term “Loan Documents” as used in this Note shall have the meaning ascribed to that term in the Loan Agreement.  Capitalized terms used in this Note but not defined herein have the meanings ascribed to them in the Loan Agreement.

8.             Security.  This Note is secured by the Collateral described in the Loan Agreement.

9.             Events of Default.  The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and collectively, the “Events of Default”) under the terms of this Note:

(a)           The failure of the Borrower to pay to the Lender when due any amounts payable under this Note or to fully and timely perform any obligations under this Note; or

(b)           The occurrence of an event of default under the terms and conditions of any of the other Loan Documents.

10.           Remedies.  Upon the occurrence of an Event of Default, at the option of the Lender, all principal, accrued interest and other amounts payable by the Borrower to the Lender under the terms of this Note shall become immediately due and payable, and the Lender shall have all of the rights, powers, and remedies available under the terms of this Note, any of the other Loan Documents and all applicable laws.  The Borrower hereby waives presentment, protest and demand, notice of protest, notice of demand and of dishonor and non-payment of this Note, and expressly agrees that this Note or any payment hereunder may be extended from time to time without in any way affecting the liability of the Borrower.

11.           Expenses.  The Borrower promises to pay to the Lender on demand by the Lender all costs and expenses incurred by the Lender in connection with the collection and enforcement of this Note, including, without limitation, all attorneys’ fees and expenses, all court costs and all arbitration fees and costs.

12.           Notices.  Any notice, request, or demand to or upon the Borrower or the Lender shall be deemed to have been properly given or made when delivered in accordance with the Loan Agreement.

13.           Miscellaneous.  Each right, power, and remedy of the Lender as provided for in this Note or any of the other Loan Documents, or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note or any of the other Loan Documents or now or hereafter existing under any applicable law, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers, or remedies. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant, or agreement of this Note or any of the other Loan Documents, or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Lender from exercising any such right, power, or remedy at a later time or times.  By accepting payment after the due date of any amount payable under the terms of this Note, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an Event of Default for the failure to effect such prompt payment of any such other amount.  No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note.

14.           Partial Invalidity.  If any term or provision of this Note or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Note and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Note shall be valid and be enforceable to the fullest extent permitted by law.

15.           Captions.  The captions herein set forth are for convenience only and shall not be deemed to define, limit, or describe the scope or intent of this Note.

16.           Governing Law.  The provisions of this Note shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia (excluding Virginia’s choice of law rules).

17.           Consent to Jurisdiction.  Provisions of the Loan Agreement concerning the Borrower’s consent to the jurisdiction of state and federal courts sitting in the Commonwealth of Virginia are incorporated into this Note by reference and shall have the same force and effect as if fully set forth in this Note.

18.           Waiver of Trial by Jury.  Provisions of the Loan Agreement concerning the Borrower’s and Lender’s mutual waiver of trial by jury in disputes between the Borrower and the Lender are incorporated into this Note by reference and shall have the same force and effect as if fully set forth in this Note.

19.           ARBITRATION.  PROVISIONS OF THE LOAN AGREEMENT SPECIFYING THAT CERTAIN DISPUTES BETWEEN THE BORROWER AND THE LENDER SHALL BE RESOLVED BY BINDING ARBITRATION ARE INCORPORATED INTO THIS NOTE BY REFERENCE AND SHALL HAVE THE SAME FORCE AND EFFECT AS IF FULLY SET FORTH IN THIS NOTE.

IN WITNESS WHEREOF, the Borrower has caused this instrument to be executed by duly authorized officer or officers as of the date first written above.

ON-SITE SOURCING, INC., a Delaware corporation
By:	(SEAL)
Name:
Title:

State of Virginia	)
County of	)To Wit:

Acknowledged before me by                     as                       of On-Site Sourcing, Inc., this      day of September, 2002.

[SEAL]                                                                                   ___________________________

Notary Public

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